Exhibit 5.1

Michael L. Riggs
Deputy General Counsel

Phillips 66
3010 Briarpark Drive
Houston, Texas 77042
phone 281.293.6600
fax 832.765.0105
Mike.L.Riggs@p66.com

July 26, 2013

Ladies and Gentlemen:

I am Deputy General Counsel for Phillips 66 and in that capacity have served as counsel to Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Phillips 66 Partners LP, a Delaware limited partnership (the “Issuer”), and have acted as counsel for the Issuer in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 2,500,000 common units representing limited partner interests (the “Units”) of the Issuer, reserved for issuance in connection with the Phillips 66 Partners LP 2013 Incentive Compensation Plan (the “Plan”).

In furnishing this opinion, I have examined, directly or indirectly through staff or otherwise to my satisfaction, (i) the Issuer’s Certificate of Limited Partnership and First Amended and Restated Agreement of Limited Partnership, the Plan and resolutions of the Board of Directors of the General Partner relating, among other things, to the Plan and (ii) originals, or copies certified or otherwise identified, of records of the Issuer, including minute books of the General Partner as furnished to me by the General Partner, certificates of public officials and of representatives of the General Partner, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Units have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, such Units will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or within the Issuer’s partnership agreement.

I am a member of the State Bar of Texas and the opinion set forth above is limited in all respects to the laws of the State of Texas and the Delaware Revised Uniform Limited Partnership Act, each as in effect on the date hereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Michael L. Riggs

Michael L. Riggs
Deputy General Counsel